SigmaTel, Inc.

Incentive Bonus Plan

Effective January 26, 2005

SigmaTel, Inc.

Incentive Bonus Plan

1. PURPOSE

SigmaTel, Inc. (The "Corporation") has adopted this Plan to provide Eligible Employees who are rendering services at the Corporation's facilities (individually a "Participant" and collectively the "Participants") an opportunity to participate in an incentive bonus program based on performance to individual and corporate/SBU financial metrics. The Corporation intends to use the Plan to link the interest of shareholders of the Corporation and Plan Participants by motivating Participants to focus on increasing the Corporation's profitability as well as completing objectives that support the Company's overall business goals, to attract and retain Participants' services and to create a variable compensation plan that is competitive with our chosen market.

2. DEFINITIONS

a. "Administrators" shall mean either the Compensation Committee of the Board of Directors and/or the CEO and Vice President -- Human Resources.

b. "Award" shall mean the amount of cash paid to a Participant under the Plan with respect to Quarterly and Annual Periods.

c. "Award Determination Date" shall mean generally the third Tuesday following the close of the quarter.

d. "Board" shall mean the Board of Directors of the Corporation.

e. "Compensation Committee" or "Committee" shall mean the Compensation Committee of the Board.

f. "Corporation" shall mean SigmaTel, Inc., a corporation organized under the laws of Delaware, and any successor or continuing corporation resulting from the amalgamation of the Corporation and any other corporation or resulting from any other form of corporate reorganization of the Corporation.

g. "Effective Date" shall mean January 26, 2005.

h. "Employee" shall mean any individual, including an officer, who is a full service employee of the Corporation, determined on a worldwide basis.

i. "Participant" shall mean any individual who meets the requirements of Section 3, and such term shall include, where appropriate, the duly appointed conservator or other legal representative of a mentally incompetent Participant and the allowable transferee of a deceased Participant.

j. "Participation Date" shall mean, with respect to a Quarterly or Annual Period, the employee's date of hire into an eligible category or the date the Administrator deems the employee an eligible participant.

k. "Payment Date" shall mean the date following the Award Determination Date for such Period on which Awards are paid to Participants. The Payment Date for each Quarterly or Annual Period shall be as soon after the Award Determination Date for the Period as is reasonably practicable.

l. "Plan" shall mean the SigmaTel, Inc. Incentive Bonus Plan.

m. "Quarterly Period" shall mean one of four consecutive periods during the Corporation's fiscal year each of which is three-months long, commencing January 1, April 1, July 1, and October 1.

n. "Annual Period" shall mean the twelve month period representing the company's fiscal year starting January 1 and ending December 31.

o. "Term of the Plan" shall mean the period during which the Plan is effective. This period shall begin on the Effective Date and end on a date to be determined in accordance with Section 7 of the Plan.

3. ELIGIBILITY AND PARTICIPATION.

a. All full service Employees of the Corporation who are Vice Presidents (and deemed an Officer of the Corporation) and direct reports of the Vice Presidents in a senior level position as deemed eligible by the Administrators shall be eligible to participate in the Plan.

b. Employees in the following employment categories are not eligible for participation:

1) Part-Time

2) Temporary/Intern

3) Contractor/Consultant

c. If a participant moves into one of these categories during a Quarterly Period, the Award for the period will be pro rated based on the number of days worked in an eligible class versus the number of available days during the period in accordance with Section 5 of the Plan. The award for the Annual Period will be calculated in a similar fashion in accordance with Section 5 of the Plan.

d. The Participation Date for an eligible employee will generally be the employee's date of hire into an eligible category or the date upon which the Administer deems the employee eligible to participate.

4. CALCULATION OF AWARDS.

a. Awards Based on Objectives. Awards for the Quarterly Period shall be based on successful completion of approved objectives for such period. Awards for the Annual Period shall be based on successful performance related to key financial objectives for either the Corporation and/or for a select business unit set forth at the beginning of the fiscal year.

b. Determination of Incentive Bonus Target. The Incentive Bonus Target for a participant is determined by market data relevant to the job the individual is performing for the Corporation. The Bonus Target is stated as a percentage and is used to calculate the potential bonus payout as a percent of base pay.

c. Determination of Periods and Weighting. Determination of review periods and weighting are determined at the plan level by the CEO and the Vice President -- Human Resources and/or the Compensation Committee and may be changed based on varying needs of the business at any time.

5. PAYMENT OF AWARDS.

a. The Payment Date for Awards with respect to each Quarterly Period (and/or Annual Period) shall coincide with the next available pay date following the close of the quarter, collection of results and calculation of awards in conjunction with the Award Determination Date.

b. Participants who participate in the Plan for the entire Quarterly Period shall be eligible to receive an Award with respect to such Quarterly Period. Participants eligible for an Award based on performance during the Annual Period shall be eligible to receive an Award with respect to such period if they are hired within the first quarter of the Fiscal year.

c. Participants who do not participate in the Plan every day during the Quarterly Period shall receive a pro-rated Award for the Quarterly Period. The pro-rated Award paid shall be based on the number of days actually worked versus the number of days available during the Period. No award will be available for individuals starting in the last month of the Quarterly Period.

d. Participants who are eligible for the Annual Period Award and are hired after the beginning of the second quarter shall receive a pro-rated Award for the Annual Period. The pro-rated Award paid shall be based on the number of days actually worked versus the number of days available during the Annual Period. No award will be available for individuals starting in the fourth quarter of the Annual Period.

e. Participants must be employed with the Corporation on the Payment Date to be eligible for a quarterly or annual Award under the Plan.

6. ADMINISTRATION.

a. Administration by the Administrators. The Plan with respect to Executive participants shall be administered by the Committee. The plan with respect to all other participants shall be administered by the CEO and the Vice-President-Human Resources.

b. Meetings and Actions of the Compensation Committee.

(i) The Committee shall hold meetings at such times and places as it may determine. For a Committee meeting, if the Committee has two members, both members must be present to constitute a quorum, and if the Committee has three or more members, a majority of the Committee shall constitute a quorum. Acts by a majority of the members present at a meeting at which a quorum is present and acts approved in writing by all the members of the Committee shall constitute valid acts of the Committee.

(ii) Members of the Committee may vote on any matters affecting the administration of the Plan of the grant of any Award pursuant to the Plan, subject to the remainder of the Section 6. No member shall act upon the granting of an Award to himself or herself.

c. Powers of the Administrators. On behalf of the Corporation and subject to the provisions of the Plan, the Administrators shall have the authority and complete discretion to:

(i) Prescribe, amend and rescind rules relating to the Plan;

(ii) Select Participants to receive Awards;

(iii) Construe and interpret the Plan;

(iv) Make changes in relation to the Term of the Plan;

(v) Correct any defect or omission, or reconcile any inconsistency in the Plan

(vi) Authorize any person to execute on behalf of the Corporation any instrument required to effectuate the grant of an Award; and

(vii) Make all other determinations deemed necessary or advisable for the administration of the Plan.

d. Administrator's Interpretation of the Plan. The Administrator's interpretation and construction of any provision of the Plan shall be final and binding on all persons claiming an interest in an Award granted or issued under the Plan. Neither the Administrators nor any director shall be liable for any action or determination made in good faith with respect to the Plan. The Corporation, in accordance with its bylaws, shall indemnify and defend such parties to the fullest extent provided by law and such bylaws.

e. Nontransferability of Awards. An award granted a Participant shall not be assignable or transferable. In the event of the Participant's death, an Award is transferable by the Participant only by will or the laws of descent and distribution. Any attempted assignment, transfer or attachment by any creditor in violation of this Subsection 6(e) shall be null and void.

7. AMENDMENT OF THE PLAN.

The Administrators may, from time to time, terminate, suspend, or discontinue the Plan, in whole or part, or revise or amend it in any respect whatsoever.

8. SOURCE OF FUNDS.

The Plan is unfunded. All awards paid under the Plan are paid from the general assets of the Corporation and are not liabilities of the Corporation at any time prior to the time when payment is made.

9. WITHHOLDING OF TAXES.

Whenever, under the Plan, payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy foreign, federal, state, and local withholding tax requirements.

10. RIGHTS AS AN EMPLOYEE.

The Plan shall not be construed to give any individual the right to remain in the employ of the Corporation or to affect the right of the Corporation to terminate such individual's status as an Employee. Participation in the Plan shall not affect participation in any other plan maintained by the Corporation.

11. INSPECTION OF RECORDS.

Copies of the Plan, records reflecting each Participant's Award and any other documents and records which a Participant is entitled by law to inspect shall be open to inspection by the Participant and his or her duly authorized representative at the office of the Corporation at any reasonable business hour upon reasonable advance notice from the Participant.